UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 25, 2007 (April 19, 2007)
King Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Tennessee	001-15875	54-1684963

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Fifth Street, Bristol, Tennessee	37620

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On April 19, 2007, King Pharmaceuticals, Inc. (the “Company”) entered into a Credit Agreement by and among the Company, the lenders party thereto and Credit Suisse, Cayman Islands Branch, as Administrative Agent. The $475.0 million senior secured revolving credit facility (the “Credit Facility”) effectively replaces the Company’s prior $400.0 million credit facility.
The material terms of the Credit Facility are as follows:
Availability
     The Credit Facility is in the aggregate principal amount of $475.0 million, with a $20.0 million sublimit for swingline loans and a $30.0 million sublimit for the issuance of standby letters of credit, and has a five-year term. Any swingline loans and letters of credit will reduce the available commitment under the Credit Facility on a dollar-for-dollar basis.
Collateral and Guarantees
     The loans and other obligations under the Credit Facility are guaranteed by the following subsidiaries of the Company: King Pharmaceuticals Research and Development, Inc., Meridian Medical Technologies, Inc., Monarch Pharmaceuticals, Inc. and Parkedale Pharmaceuticals, Inc., with a requirement that the Credit Facility be guaranteed by any future significant subsidiaries of the Company.
     The Company’s obligations under the Credit Facility are secured by a pledge by the Company and each guarantor of all equity interests in their significant subsidiaries (limited to 65% with respect to foreign subsidiaries). The collateral is subject to release in the event the Company achieves certain Standard & Poor’s and Moody’s senior unsecured corporate debt ratings.
Interest and Fees
     The Company’s borrowings under the Credit Facility, other than swingline loans, bear interest at annual rates that, at the Company’s option, can be either:
•	a base rate generally defined as the sum of the prime rate of Credit Suisse and an applicable spread ranging from 0.0% to 0.50% (based on a leverage ratio);

•	a LIBO rate generally defined as the sum of LIBOR (by reference to the British Banking Association Interest Settlement Rates) and an applicable spread ranging from 0.875% to 1.50% (based on a leverage ratio).
     All swingline loans will bear interest computed under the base rate formula.
     Interest on the Company’s borrowings is payable quarterly in arrears for base rate loans and at the end of each interest rate period (but not less often than quarterly) for LIBOR loans.
     The Company is required to pay an unused commitment fee on the difference between committed amounts and amounts other than swingline loans actually used under the Credit Facility ranging from 0.2% to 0.35% per annum (based on a leverage ratio). The Company is also required to pay a letter of credit participation fee based upon the aggregate face amount of outstanding letters of credit ranging from 0.875% to 1.50% (based on a leverage ratio).

Certain Covenants
     The Credit Facility requires the Company to meet certain financial tests, including, without limitation:
•	a funded debt to consolidated EBITDA ratio of no greater than 3.50 to 1.00; and

•	a minimum consolidated net worth of no less than $1.5 billion plus 50% of consolidated net income for each fiscal quarter after April 19, 2007 (excluding any fiscal quarter for which consolidated income is negative); and

•	a consolidated EBITDA to interest expense ratio of no less than 3.00 to 1.00.
     In addition, the Credit Facility contains certain covenants that, among other things, restrict additional indebtedness, liens and encumbrances, sale and leaseback transactions, loans and investments, acquisitions, dividends and other restricted payments, transactions with affiliates, asset dispositions, mergers and consolidations, prepayments, redemptions and repurchases of other indebtedness and other matters customarily restricted in such agreements.
Events of Default
     The Credit Facility contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, certain impairments to the guarantees, and change in control.
     Certain of the lenders under the Credit Facility or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
The information under Item 1.01 above is incorporated by reference hereunder.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2007	KING PHARMACEUTICALS, INC.
	By:	/s/ Joseph Squicciarino
Joseph Squicciarino
Chief Financial Officer